UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2011 (November 2, 2011)

CHESAPEAKE ENERGY CORPORATION

(Exact name of Registrant as specified in its Charter)

Oklahoma	1-13726	73-1395733
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6100 North Western Avenue, Oklahoma City, Oklahoma	73118
(Address of principal executive offices)	(Zip Code)

(405) 848-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02 – Results of Operations and Financial Condition.

On November 3, 2011, Chesapeake Energy Corporation (the “Company”) issued a press release reporting its financial and operational results for the 2011 third quarter and providing an updated outlook for 2011, 2012 and 2013.  The press release also provided information for accessing a related conference call.  A copy of the press release is attached as Exhibit 99.1 to this Current Report.

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure.

On November 2, 2011, the Company issued a press release announcing that Chesapeake Granite Wash Trust (the “Trust”) has commenced an initial public offering of 23,375,000 common units representing an approximate 50% beneficial interest in the Trust.  A copy of the press release is attached as Exhibit 99.2 to this Current Report.

On November 3, 2011, the Company issued a press release announcing it had entered into a letter of intent regarding a joint venture for the development of a portion of its Utica Shale leasehold and a financial transaction that included the sale of preferred shares of CHK Utica, L.L.C, a newly formed Company subsidiary that owns approximately 700,000 net leasehold acres within an area of mutual interest in the Utica Shale play.  A copy of the press release is attached as Exhibit 99.3 to this Current Report.

Section 8 – Other Events

Item 8.01 Other Events.

On November 3, 2011, the Company announced that it has entered into a letter of intent (“LOI”) with an undisclosed international major energy company for an industry joint venture (“JV”) through which the JV partner will acquire an undivided 25% interest in approximately 650,000 net acres of leasehold in the wet natural gas area of the Utica Shale play.  Of this acreage, approximately 570,000 net acres are owned by the Company and approximately 80,000 net acres are owned by Houston-based EnerVest, Ltd. and its affiliates (“EnerVest”).  The JV area covers all or a portion of 10 counties in eastern Ohio. The consideration for the transaction will be $15,000 per net acre, or approximately $2.14 billion to the Company and approximately $300 million to EnerVest.  Approximately $640 million of the consideration to the Company will be paid in cash at closing and approximately $1.5 billion will be paid in the form of a drilling and completion cost carry, which the Company anticipates fully receiving by year-end 2014.

The Company will serve as the operator of the JV and will conduct all leasing, drilling, completion, operations and marketing activities for the project.  The LOI provides that the JV partner will have the option to acquire a 25% share of all additional acreage acquired by the Company in the JV area of mutual interest and the option to participate with the Company for a 25% interest in midstream infrastructure related to production generated from the assets. The LOI provides for the execution of definitive transaction documents and closing by mid-December 2011.  Completion of the Utica Shale JV transaction is subject to the negotiation and execution and delivery of mutually agreeable definitive agreements among the parties, and we cannot assure you that the transaction will occur on the terms described or at all.  Changes in market conditions or other factors beyond our control could adversely affect our ability to consummate the transaction.

On November 2, 2011, the Company completed the sale to EIG Global Energy Partners of $500 million of perpetual preferred shares of a newly formed entity, CHK Utica, L.L.C.  CHK Utica is an unrestricted subsidiary of the Company that owns approximately 700,000 net leasehold acres within an area of mutual interest in the Utica Shale play in 13 counties primarily in eastern Ohio.  The Company has retained all the common interests in CHK Utica.

The CHK Utica preferred shares are entitled to receive an initial annual distribution of 7%, payable quarterly.  The Company retains an option exercisable prior to October 31, 2018 to repurchase the preferred shares for cash in whole or in part at any time at a valuation expected to equal the greater of a 10% internal rate of return or a return on investment of 1.4x and may repurchase the shares thereafter at a higher valuation.  Investors in CHK Utica preferred shares will also receive an overriding royalty interest in the well-bore of the first 1,500 net wells drilled in the area of mutual interest.  If an additional $750 million of CHK Utica preferred shares are purchased in the future, holders of the preferred shares would hold an aggregate 3% overriding royalty interest, which is the equivalent of an approximate 0.45% overriding royalty interest across the Company’s projected 10,000 net well inventory.  The Company’s average net revenue interest on its Utica Shale leasehold is approximately 83%.  As part of the transaction, the Company has committed to drill a minimum of 50 net wells per year through 2016 in the CHK Utica area of mutual interest, up to a minimum cumulative total of 250 net wells, for the benefit of CHK Utica.

The private placement of CHK Utica preferred shares was made pursuant to the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of the Securities Act. The shares have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.  See "Exhibit Index" attached to this Current Report on Form 8-K, which is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ JENNIFER M. GRIGSBY
Jennifer M. Grigsby Senior Vice President, Treasurer and Corporate Secretary

Date:           November 4, 2011

EXHIBIT INDEX

Exhibit No.	Document Description

99.1	Chesapeake Energy Corporation press release dated November 3, 2011 – Financial and operational results and updated outlook

99.2	Chesapeake Energy Corporation press release dated November 2, 2011 – Chesapeake Granite Wash Trust initial public offering of 23,375,000 common units

99.3	Chesapeake Energy Corporation press release dated November 3, 2011 – Utica Shale transactions